Exhibit 99.1

NEWS

FOR RELEASE:	April 27, 2006

WESTSTAR FINANCIAL SERVICES CORPORATION
REPORTS RECORD EARNINGS FOR FIRST QUARTER OF 2006

ASHEVILLE, NORTH CAROLINA - Weststar Financial Services Corporation (OTC:BB “WFSC”) reported consolidated net income of $383 thousand for the three months ended March 31, 2006 compared to $98 thousand for the comparable period in 2005 - an increase of 293%. On a per share basis, earnings for the three-month periods of 2006 and 2005 were $.21 vs. $.05 per diluted share - an increase of 320%. The increase in earnings resulted from growth in net earning assets, improved asset quality and a stronger net interest margin.

At March 31, 2006, consolidated assets totaled $144.3 million - a 12% increase over March 31, 2005. Asset growth was realized in loans, which increased 21% to $105.5 million, and investments, which increased 18% to $26.5 million. At March 31, 2006, the Company’s allowance for loans represented 1.75% of outstanding loans. Deposits reflected 15% growth to $124.1 million at March 31, 2006 compared to the prior year. Shareholders’ equity increased 13.0% over March 31, 2005 to $11.0 million at March 31, 2006.

Return on assets was 1.12% compared to .31%, and return on equity was 14.22% compared to 4.02% for the three-month periods ended March 31, 2006 and 2005, respectively.

G. Gordon Greenwood, President and Chief Executive Officer, elaborated on earnings. “Record earnings were largely attributable to improved asset quality, a healthy demand for loans and a stronger net interest margin, all of which reflect our actions in providing unforgettable service through Bank of Asheville and our partners at Bank of Asheville Mortgage, White Oak Financial and Alta Vista Wealth Management,” stated Greenwood.

Weststar Financial Services Corporation is the parent company of The Bank of Asheville. Weststar Financial Services Corporation owns 100% interest in Weststar Financial Services Corporation I, a statutory trust, and 50% interest in Bank of Asheville Mortgage Company, LLC, a mortgage broker. The bank operates 4 full-service banking offices in Buncombe County, North Carolina - Downtown Asheville, Candler, Leicester and South Asheville; a new office in Reynolds is expected to open within 4 months. Bank of Asheville Mortgage Company, LLC operates three offices -- Downtown Asheville, South Asheville, and Hendersonville.

This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the company’s results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

* * * * *
For Further Information, please contact:	Randall C. Hall
Executive Vice President and Secretary
Chief Financial Officer
Voice (828) 232-2904; Fax (828) 350-3904
e-mail rhall@bankofasheville.com

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Weststar Financial Services Corporation and Subsidiary
Financial Highlights

	3/31/2006	3/31/2005	% Change

Assets	$144,290,002	$128,862,409	11.97%

Deposits	$124,087,200	$108,273,457	14.61%

Loans (Gross)	$105,453,650	$87,317,004	20.77%
Allowance for Loan Losses	$(1,844,887)	$(1,655,160)	11.46%
Loans (Net)	$103,608,763	$85,661,844	20.95%

Investments	$26,512,936	$22,392,349	18.40%

Shareholders' Equity	$10,978,270	$9,718,415	12.96%

	Three Months Ended
	3/31/2006	3/31/2005	% Change

Net interest income	$1,521,175	$1,195,081	27.29%
Provision for loan losses	90,850	240,505	-62.23%
Net interest income after
provision for loan losses	1,430,325	954,576	49.84%
Other income	274,014	336,475	-18.56%
Other expenses	1,114,500	1,137,461	-2.02%
Income before taxes	589,839	153,590	284.03%
Income taxes	206,650	56,065	268.59%
Net income	$383,189	$97,525	292.91%

Earnings per share*:
Basic	$0.23	$0.06	283.33%
Diluted	$0.21	$0.05	320.00%

Book value per share	$7.83	$6.94	12.82%

Average shares outstanding*:
Basic	1,681,290	1,679,601
Diluted	1,791,874	1,774,517

Number of shares outstanding	1,401,266	1,400,266

Ratios:
Return on Assets	1.12%	0.31%
Return on Equity	14.22%	4.02%
Capital to Assets	7.87%	7.80%
Loan Loss Allowance to
Loans Outstanding	1.75%	1.90%

*The share and per share amounts have been adjusted to reflect 6-for-5 stock split effected in a form of a 20% stock dividend to be paid on May 2, 2006.

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